EXHIBIT 99.1
NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2014 YEAR-END AND
FOURTH-QUARTER RESULTS

MONROE, MI., June 17, 2014—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2014 full year and fourth quarter ended April 26, 2014.

Fiscal 2014 full-year highlights for continuing operations:

•	Consolidated sales for the full fiscal 2014 year increased 6.6%, or $83.4 million, compared with fiscal 2013;
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 6.0% for the full fiscal 2014 year on top of a 12.7% increase in fiscal 2013;
•	Consolidated operating income increased 32.1% to $89.3 million from $67.6 million in fiscal 2013 with the consolidated operating margin increasing to 6.6% from 5.3% in fiscal 2013;
•	The company generated cash from operations of $90.8 million for the year;
•	The upholstery segment’s operating margin was 10.7% compared with 9.3% in fiscal 2013;
•	The retail segment more than doubled its operating income to $11.1 million, or an operating margin of 3.7%, compared with $4.1 million, or a 1.5% operating margin, in fiscal 2013; and
•	The company increased its quarterly dividend by 50% to a rate of $0.06 per share.

Fiscal 2014 fourth-quarter highlights for continuing operations:

•	Consolidated sales for the fourth quarter increased 2.1% compared with the fiscal 2013 fourth quarter;
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network decreased 0.9% for the fourth quarter after an 11.2% increase in last year’s fourth quarter;
•	Consolidated operating income, which included a $5.0 million restructuring charge, decreased $4.6 million to $22.5 million compared with $27.1 million in the fiscal 2013 fourth quarter;
•	The company generated cash from operations of $28.0 million during the quarter; and
•	The upholstery segment posted a 10.9% operating margin versus 11.0% in last year’s fourth quarter.

Sales for the full fiscal year 2014 were $1.36 billion, an increase of 6.6% over fiscal 2013.  The company reported income from continuing operations attributable to La-Z-Boy Incorporated of $58.9 million, or $1.09 per diluted share, versus $46.4 million, or $0.85 per diluted share in fiscal 2013.  The fiscal 2014 results include a $0.05 per share restructuring charge related to our casegoods segment and a $0.02 per share benefit for income taxes related to deferred tax valuation allowances. The fiscal 2013 results included $0.03 per share in restructuring charges related to the company’s casegoods segment, $0.06 per share in an after-tax gain related to the sale of investments and a $0.03 per share tax benefit due mainly to foreign and state taxes.  Adjusted income from continuing operations attributable to La-Z-Boy Incorporated per share was $1.12 in fiscal 2014, versus $0.79 in fiscal 2013.

Sales for the fiscal 2014 fourth quarter were $353.0 million, up 2.1% compared with the prior year’s fourth quarter.  The company reported income from continuing operations attributable to La-Z-Boy Incorporated of $14.6 million, or $0.27 per diluted share, including a $0.06 per share restructuring charge related to the company’s casegoods segment.  This compares with last year’s fourth-quarter results of $18.9 million, or $0.34 per diluted share, which included a $0.03 per share benefit due mainly to foreign and state taxes and $0.01 per share in an after-tax gain related to the sale of investments.  Adjusted income from continuing operations attributable to La-Z-Boy Incorporated per share was $0.33 in the fourth quarter of fiscal 2014, versus $0.30 in the fourth quarter of fiscal 2013.

The following table provides a reconciliation of our adjusted income from continuing operations attributable to La-Z-Boy Incorporated to income from continuing operations attributable to La-Z-Boy Incorporated.

Reconciliation of Non-GAAP Financial Information

	Fourth Quarter Ended		Fiscal Year Ended
(Amounts in thousands, except per share data)	4/26/14	4/27/13	4/26/14	4/27/13
Income from continuing operations attributable to La-Z-Boy Incorporated	$14,642	$18,891	$58,852	$46,372
Adjustment for special items (after-tax impact):
Restructuring	3,146	(1)	3,179	1,756
Gain on the sale of investments	-	(317)	-	(3,224)
Tax benefit - deferred tax valuation allowance reversal and foreign taxes	(281)	(1,600)	(1,162)	(1,600)
Adjusted income from continuing operations attributable to La-Z-Boy Incorporated	$17,507	$16,973	$60,869	$43,304

Diluted net income attributable to La-Z-Boy Incorporated per share:
Income from continuing operations attributable to La-Z-Boy Incorporated	$0.27	$0.34	$1.09	$0.85
Adjustment for special items:
Restructuring	0.06	-	0.05	0.03
Gain on the sale of investments	-	(0.01)	-	(0.06)
Tax benefit - deferred tax valuation allowance reversal and foreign taxes	-	(0.03)	(0.02)	(0.03)
Adjusted income from continuing operations attributable to La-Z-Boy Incorporated	$0.33	$0.30	$1.12	$0.79

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “Overall, we are pleased with our results for fiscal 2014 full year.  With respect to our performance, we increased sales, operating profit, cash flow and the dividend while strengthening our balance sheet.  Additionally, we recorded a 6% increase in written same-store sales for the La-Z-Boy Furniture Galleries® network of stores, while solidifying one of the largest growth initiatives in the company’s history with our 4-4-5 store strategy.  We improved the performance of both our wholesale upholstery and retail segments, demonstrating our integrated retail model is delivering results. Moving forward, we believe the initiatives we have established throughout our wholesale and retail operations, coupled with the financial strength and flexibility to invest in our business, will position us for continuing, long-term profitable growth.”

Wholesale Segments

For the fiscal 2014 fourth quarter, sales in the company’s upholstery segment increased 2.3% to $285.7 million from $279.3 million in the prior year’s fourth quarter.  The operating margin for the quarter was 10.9% compared with 11.0% in last year’s fourth quarter.  In the casegoods segment, sales for the fiscal 2014 fourth quarter were $27.2 million, down 5.0% from $28.7 million in the fiscal 2013 fourth quarter, and the operating margin for the segment was 5.1% versus 5.4% in last year’s fourth quarter. Due to the company’s announcement that it is marketing Lea Industries for sale, the reported results reflect the treatment of Lea as a discontinued operation.

Darrow commented, “Although sales in the upholstery segment were up slightly, we believe they were adversely impacted by weather issues beginning in the third quarter, affecting the written order rate, and extending into the fourth quarter, particularly in February, where the La-Z-Boy Furniture Galleries® store network experienced a 4.9% decline in same-store sales.  A slight decrease in same-store sales for the network during the quarter is the first decrease we have experienced in 14 quarters and follows double-digit same-store sales increases during the fourth quarter of each of the previous three years.  During the period, we continued to invest in our Live Life Comfortably advertising campaign and believe we are attracting a wider base of consumers to the La-Z-Boy brand while gaining market share.  Our new Urban Attitudes collection, which received a strong response from dealers, began arriving on retail floors during the quarter.  To support the collection’s launch, we produced and began airing commercials during the quarter, featuring Brooke Shields as our brand ambassador.  Increased advertising expenses coupled with costs associated with the opening of our new Regional Distribution Center in Columbus, Ohio impacted our performance for the upholstery segment. Partially offsetting these costs was a reduction in compensation costs reflecting fluctuations in our stock price and a reduction in other performance-based bonus liabilities.  On the manufacturing side of the upholstery business, our strong gross margin performance for the quarter and full year reflects the efficiencies with which our plants continue to operate.”

Darrow continued, “With the overall strength in our business over the last several years, particularly with strong same-store written sales for the La-Z-Boy Furniture Galleries® network, our focus remains on increasing our branded distribution footprint from the 885 locations we currently have to more than 1,000 outlets throughout North America, as we experience the strongest performance through this channel.  Today, there are 315 La-Z-Boy Furniture Galleries® stores and our goal is to expand the system to 400 locations, averaging over $4 million per store, through our 4-4-5 build out strategy, a five year plan that began in fiscal 2014.  This would increase the number of stores comprising the La-Z-Boy Furniture Galleries® store network by about 25% with a potential sales increase of approximately 40% to 50%, as we will also improve the overall store footprint by changing out approximately 50 old format stores to the new concept design format, which performs at a higher level. This initiative is a joint undertaking with our independent dealers, and we anticipate that when it is complete the company will own approximately 40% of the La-Z-Boy Furniture Galleries® store network.  At the same time, we are working to increase our Comfort Studios® presence from the 570 locations we have today to more than 600.  Once we reach our expansion goal, the 1,000-plus outlets will represent almost 10 million square feet of dedicated proprietary retail space across North America, up from 7.5 million today.  Furthermore, increasing the sales volume throughout the network will allow us to further maximize our lean operating structure and generate increased returns.”

Darrow added, “During the period, we made decisions to strengthen our portfolio of companies.  We closed on the sale of Bauhaus, one of our two non-branded upholstery companies.  We also announced a restructuring in our casegoods segment which will include discontinuing production at our Hudson, North Carolina facility, transitioning us to an all-import model for wood furniture, exiting the hospitality business, marketing our youth furniture business, Lea Industries, for sale, and consolidating and transitioning our warehouse and repair functions.   With respect to Bauhaus and Lea, neither company was a strategic fit from a size perspective in terms of revenues or earnings.  Despite the numerous changes made in our casegoods manufacturing model through the years, we determined after careful analysis and consideration that we cannot generate enough volume in domestically made product to support the facility we operate in North Carolina.  We expect to cease production at the Hudson plant in the fall and will begin transitioning the Kincaid and American Drew bedroom product lines overseas.”

Darrow stated, “Although casegoods volume remained challenged for the quarter, our operating margin was 5.1%.   During the period, occasional furniture continued to exhibit more strength.  We believe, however, that the changes we are making to the segment, combined with the product refresh at Kincaid and American Drew, where we are introducing groups with more transitional styling to reflect today’s lifestyle, will position our casegoods business for  performance improvement.”

Retail Segment

Darrow stated, “Overall, for the year, we are pleased with our progress in the retail segment.  We were profitable each quarter and more than doubled our operating income. As we move forward, we believe we will strengthen our performance in the segment and as we increase the size of our company-owned retail footprint, we will benefit from the blended wholesale and retail margin associated with our integrated retail platform.”

In the fourth quarter of fiscal 2014, retail delivered sales were $78.8 million, up 7.0% compared with the fourth quarter of last year. On the core base of 91 stores included in last year’s fourth quarter, sales for the segment increased 1.0% compared with the year-ago period.  The retail segment posted an operating profit of $2.9 million and an operating margin of 3.6% for the quarter, compared with an operating profit of $4.0 million and an operating margin of 5.4% in last year’s fourth quarter.

Darrow continued, “During the fourth quarter, the majority of our retail growth stemmed from acquired stores.  With the majority of our company-owned stores located in the Northeast and Midwest, weather issues impacted our sales performance.  On slightly lower traffic and average ticket, our conversion was positive.  The retail segment’s performance for the fourth quarter was further affected by costs associated with the acquired stores as well as expenses related to increased advertising and  building maintenance, including snow removal costs.”

La-Z-Boy Furniture Galleries® Store Network

System-wide, for the fourth quarter of fiscal 2014, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were down 0.9% versus last year’s fourth quarter.

Total written sales, which include new and closed stores, for the fourth quarter, were flat. At the end of the fourth quarter, the La-Z-Boy Furniture Galleries® store system was composed of 315 stand-alone stores.

In fiscal 2014, 10 stores were opened, six stores were remodeled, two stores were relocated and eight stores were closed.  Darrow commented, “Our store activity reflects our strategy to update older stores and integrate the new concept design format, introduced in 2011, into all the La-Z-Boy Furniture Galleries® locations.  In addition to opening new stores, we or our licensees will close and move stores to new locations and reopen them in the new format.  At the end of fiscal 2014, 31 stores of the total 315 were in the new concept design format. For fiscal 2015, the La-Z-Boy Furniture Galleries® store network, including company-owned and independent-licensed stores, is planning for approximately 30 to 35 store projects, including openings, remodels and relocations, which we believe will double the number of new concept design stores while adding approximately 15 net new stores.”

Balance Sheet and Cash Flow

During the quarter, the company generated $28.0 million in cash from operating activities.  La-Z-Boy ended the year with $149.7 million in cash and cash equivalents, $44.7 million in investments to enhance returns on cash, and $12.6 million in restricted cash.  Total debt stood at $7.8 million and the company’s debt to capital ratio was 1.4%.   During fiscal 2014, the company purchased 1.3 million shares of stock in the open market under its existing authorized share purchase program, including 0.4 million in the fourth quarter, leaving 2.8 million shares remaining in the program.

Business Outlook

Darrow concluded, “We remain optimistic about our strategic initiatives to deliver profitable growth against an uncertain economic backdrop, particularly as it relates to housing.  We will execute against our plan to deliver improved performance by maximizing the strong foundation we have built across our business.  As we build momentum with our store growth strategy, we will leverage the efficiencies at our manufacturing facilities, which we believe will highlight the value of our integrated retail model.  In the immediate term, however, the furniture industry typically experiences weaker demand during the summer months and, as a result, our plants shut down for one week of vacation and maintenance during the first quarter, which ends in July.  Accordingly, the first quarter is usually our weakest in terms of sales and earnings.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, June 18, 2014, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La‑Z‑Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of economic recovery or the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) any court actions requiring us to return any of the Continued Dumping and Subsidy Offset Act distributions we have received; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) our ability to integrate acquired businesses and realize the benefit of anticipated synergies; (t) the results of our restructuring actions; and (u) those matters discussed in Item 1A of our fiscal 2014 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Non-GAAP Financial Information

The information contained in this press release is intended to supplement, rather than to supersede, our consolidated financial statements.  We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP").  However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance.  This press release contains references to income from continuing operations attributable to La-Z-Boy Incorporated and income from continuing operations attributable to La-Z-Boy Incorporated per share, both adjusted to exclude the charges of restructuring as well as gains relating to sale of investments and reversal of valuation allowances relating to our deferred tax assets and foreign taxes.  This press release includes a table reconciling these adjusted measures to the most directly comparable financial measures reported in accordance with GAAP.

Management does not expect the excluded items to significantly affect future operating results and believes that presenting income from continuing operations attributable to La-Z-Boy Incorporated and income from continuing operations attributable to La-Z-Boy Incorporated per share with those items excluded will help investors better understand our operating results for different periods on a comparable basis.  The Reconciliation of Non-GAAP Financial Information table included in this press release presents all of the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 101 of the 315 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 315 stand-alone La-Z-Boy Furniture Galleries® stores and 570 independent Comfort Studios® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.

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